Exhibit 99.1

For Information Contact:

Brett Maas

Hayden Communications (646) 536-7331

brett@haydenir.com

 Iteris Home Page: http://www.iteris.com

For Release at 1:05 p.m., PST 01/24/08

Iteris, Inc. Reports Third Quarter Results; Strong Earnings Growth

--Third quarter operating income increases 50% to $1.1 million while year-to-date operating income exceeds a record $5.0 million--

SANTA ANA, Calif. — January 24, 2008 — Iteris, Inc. (AMEX: ITI), a leader in the Traffic Management market that focuses on the application and development of advanced technologies, today reported financial results for its fiscal third quarter ended December 31, 2007.

For the quarter ended December 31, 2007, Iteris, Inc. (the “Company”) reported net sales and contract revenues of $15.4 million, or an increase of 6.0 percent compared to net sales and contract revenues of $14.5 million reported in the same quarter of the prior fiscal year.  The increase was mainly a result of a 32.2 percent increase in Vehicle Sensor net sales and continued strong execution by the Company’s Transportation Systems segment.

The Company achieved a 310 basis point improvement in gross margins to 42.3 percent for the quarter ended December 31, 2007 compared to 39.2 percent in the same quarter of the prior fiscal year. This improvement was primarily driven by higher gross margins in the Roadway Sensors and Vehicle Sensors segments and was mainly a result of a favorable product mix, increased sales, and production efficiencies. Operating expenses for the current quarter were $5.4 million, or an increase of 9.0 percent compared to $4.9 million reported in the same quarter of the prior fiscal year. Included in current quarter operating expenses was a $290,000 non-cash charge related to the change in fair value of Iteris common stock held in the Company’s non-qualified deferred compensation plan.  This stock is held in the plan primarily on behalf of the Company’s former CEO. The Company expects to distribute the majority of the assets in the plan in May 2008 after which the Company intends to dissolve the plan.

The Company reported operating income of $1.1 million and net income of $954,000, or $0.03 per share, for the quarter ended December 31, 2007 compared to operating income of $751,000 and net income of $310,000, or $0.01 per share, in the same quarter of the prior fiscal year.

Abbas Mohaddes, the Company’s chief executive officer, commented, “We are pleased with the results of our third quarter which I am particularly happy to announce led to a year-to-date operating income record for Iteris. We are excited about the market and our opportunities going forward and expect to benefit from an increased need for advanced technologies in the Traffic Management market and our strong competitive position.”

For the nine months ended December 31, 2007, net sales and contract revenues were $48.1 million, or an increase of 12.5 percent compared to net sales and contract revenues of $42.8 million in the corresponding period of the prior fiscal year. Operating income for the nine months ended December 31, 2007 was $5.0 million compared to $2.6 million in the corresponding period of the prior fiscal year while net income was $4.2 million, or $0.12 per share, compared to net income of $1.3 million, or $0.04 per share, in the corresponding period of the prior fiscal year.

As of December 31, 2007, the Company had $199,000 borrowed against its $10.0 million line of credit with $9.1 million of remaining availability. On December 31, 2007, there were 33.3 million shares of common stock outstanding.

Operational and Other Highlights

•                  Approximately $5.5 million in new Transportation Systems consulting contracts were signed during the quarter ended December 31, 2007. Transportation Systems consulting backlog at the end of the third fiscal quarter was $24.0 million, up from $19.3 million reported at the end of the prior fiscal quarter, representing an increase of 24% compared to the same period in the prior year.

•                  Net sales of Lane Departure Warning (“LDW”) systems increased 50.7 percent for the quarter ended December 31, 2007 compared to the same quarter in the prior fiscal year and have increased 69.2 percent for the nine month period ended December 31, 2007 when compared to the corresponding period in the prior fiscal year. This increase largely reflects higher unit sales in Asia and Europe.

•                  To date, 56 US heavy truck fleets have selected the Iteris LDW system, collectively representing an estimated 30,000 vehicles while testing of the LDW systems continues with 79 heavy truck fleets which we estimate represent more than 159,000 vehicles.

•                  On December 7, 2007, the Company announced that Nissan Infiniti’s Lane Departure Prevention (LDP) feature, based on Iteris’ advanced lane tracking technology, was recognized by Cars.com as one the best new features that debuted in 2007. The managing editor of Cars.com, Patrick Olsen acknowledged LDP as “the staff’s favorite new feature.” The LDP technology made its debut earlier this year on the new Infiniti 2008 EX35 crossover SUV.

•                  The Company was awarded several strategic contracts including a $368,000 contract to serve as the engineering partner to provide all Intelligent Transportation System (ITS) design services for the St. Anthony Falls (I-35W) Emergency Design-Build project for the Minnesota Department of Transportation.

•                  On November 14, 2007, the Company announced the appointment of Todd Kreter as the new Vice President of Engineering. Kreter joins Iteris with over 25 years of engineering, operations and program management experience in Transportation, Aerospace and IT industries. In his new role, Kreter will oversee all engineering and software development initiatives that support Iteris products.

Conference Call

As previously announced, the Company will conduct a conference call with analysts and investors to discuss the financial results for the third quarter ended December 31, 2007 today at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). The Company will broadcast the conference call over the Internet. To listen to the webcast please visit the Investor Relations page on Company’s website at www.iteris.com/CCBN/ir.html. The webcast will be recorded and available for replay until February 14, 2008.

About Iteris, Inc.

Iteris, Inc. is a leader in the Traffic Management market. Iteris is focused on the development and application of advanced technologies that reduce traffic congestion, minimize the environmental impact of traffic congestion and improve the safety of surface transportation systems. Combining outdoor image processing, traffic engineering and information technology, Iteris offers a broad range of Intelligent Transportation Systems and driver safety solutions to customers worldwide. Iteris is headquartered in Santa Ana, California with offices throughout the U.S., Europe and Asia. Investors are encouraged to contact us at 888-329-4483, or at www.iteris.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements based on our current expectations, estimates and projections about our industry, management’s beliefs, and certain assumptions made by us. Words such as ‘‘anticipates,’’ ‘‘expects,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘believes,’’ ‘‘seeks,’’ ‘‘estimates,’’ ‘‘may,’’ ‘‘will,’’ and variations of these words are intended to identify forward-looking statements. Such statements speak only as of the date hereof and are subject to change. We undertake no obligation to revise or update publicly any forward-looking statements for any reason. These statements include, but are not limited to the market demand for our products and technologies and statements about our future performance, financial condition and operating results. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Accordingly, our actual results could differ materially and adversely from those expressed in any forward-looking statements as a result of various factors.

Important factors that may cause such a difference include, but are not limited to, our ability to secure additional Transportation Systems consulting contracts and to further expand our vehicle detection and LDW revenues and technologies; our customers’ production schedules, agendas and plans for the deployment of our LDW system as a standard safety feature or as an option, our customers’ ability to meet their planned manufacturing and sales schedules; the success of our customer’s products that incorporate our technologies; the potential unforeseen impact of product offerings from competitors and other competitive pressures; governmental budgetary issues and constraints, and funding delays, our ability to specify, develop, complete, introduce, market and transition our products and technologies to volume production in a timely manner; the timing and successful completion of customer qualification of our products and the risks of non-qualification; the availability of components used in the manufacture of certain of our products; the ability of our partner, Valeo, to expand sales of LDW systems into passenger car markets; the effectiveness of cost and expense reduction efforts; warranty and support issues; and the general economic and political conditions and specific conditions in the markets we address, including general economic slowdown and volatility in the technology sector and housing market, and the possible disruption in government spending and commercial activities related to terrorist activity or armed conflict in the United States and other locations. Further information on Iteris, Inc., including additional risk factors that may affect our forward looking statements, is contained in our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q, our Current Reports on Form 8-K and our other SEC filings that are available through the SEC’s website (www.sec.gov).

ITERIS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31, 2007	March 31, 2007
	(unaudited)
ASSETS:
Cash	$679	$35
Trade accounts receivable, net	12,607	11,493
Costs and estimated earnings in excess of billings on uncompleted contracts	5,149	3,689
Inventories	4,400	6,379
Prepaid expenses	413	385
Deferred tax assets	3,256	3,027
Property and equipment, net	3,496	1,712
Goodwill	27,774	27,774
Intangible assets, net	294	404
Other assets	386	352
Total assets	$58,454	$55,250

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Accounts payable and other liabilities	$12,455	$9,697
Revolving line of credit	199	4,015
Deferred compensation plan liability	669	730
Term and other debt	570	2,297
Convertible debentures, net	9,565	9,410
Total liabilities	23,458	26,149
Redeemable common stock	—	3,414
Total stockholders’ equity	34,996	25,687
Total liabilities and stockholders’ equity	$58,454	$55,250

ITERIS, INC.

UNAUDITED CONDENSED CONSOLIDATED

STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

	Three Months Ended December 31,		Nine Months Ended December 31,
	2007	2006	2007	2006
Net sales and contract revenues:
Net sales	$9,176	$8,575	$30,215	$26,498
Contract revenues	6,187	5,913	17,881	16,272
Total net sales and contract revenues	15,363	14,488	48,096	42,770
Costs of net sales and contract revenues:
Cost of net sales	4,631	4,746	15,302	14,800
Cost of contract revenues	4,232	4,066	11,938	10,618
Gross profit	6,500	5,676	20,856	17,352
Operating expenses:
Selling, general and administrative	4,041	3,879	12,820	11,865
Research and development	1,002	1,038	2,623	2,812
Deferred compensation plan	290	(29)	299	(61)
Amortization of intangible assets	37	37	110	110
Total operating expenses	5,370	4,925	15,852	14,726
Operating income	1,130	751	5,004	2,626
Non-operating income (expense):
Other income (expense), net	(3)	(5)	41	(650)
Interest expense, net	(314)	(390)	(1,046)	(1,200)

Income before income taxes	813	356	3,999	776
Income tax (provision) benefit	141	(46)	221	545
Net income	$954	$310	$4,220	$1,321

Earnings per share:
Basic	$0.03	$0.01	$0.13	$0.05
Diluted	$0.03	$0.01	$0.12	$0.04

Weighted average shares outstanding:
Basic	32,914	30,438	32,568	29,238
Diluted	35,256	33,813	34,674	33,067